POWER OF ATTORNEY

Know all men by these presents, that each person whose signature appears below individually constitutes and appoints Thomas D. Barry, Michael A. Brizel, C.H.R. DuPree, Michael S. Geltzeiler and Eric W. Schrier, and each of them, the person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for such person and in such person’s name, place and stead, in any and all capacities, to sign the Annual Report on Form 10-K for the year ended June 30, 2006 of The Reader’s Digest Association, Inc., and any and all amendments thereto, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to fully and to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

	President and Chief Executive Officer	August 11, 2006
Eric W. Schrier

	Senior Vice President and Chief Financial Officer	August 11, 2006
Michael S. Geltzeiler

	Vice President and Corporate Controller (chief accounting officer)	August 11, 2006
Thomas D. Barry

/s/ Thomas O. Ryder	Director, Chairman of the Board	August 11, 2006
Thomas O. Ryder

/s/ Jonathan B. Bulkeley	Director	August 11, 2006
Jonathan B. Bulkeley

	Director	August 11, 2006
Herman Cain

/s/ Lee Caudill	Director	August 11, 2006
Lee Caudill

/s/ Walter Isaacson	Director	August 11, 2006
Walter Isaacson

/s/ William E. Mayer	Director	August 11, 2006
William E. Mayer

/s/ John T. Reid	Director	August 11, 2006
John T. Reid

/s/ Lawrence R. Ricciardi	Director	August 11, 2006
Lawrence R. Ricciardi

/s/ William J. White	Director	August 11, 2006
William J. White

/s/ Ed Zschau	Director	August 11, 2006
Ed Zschau